                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting Material Pursuant to 14a-11(c) or 14a-12

                         HYPERION SOFTWARE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      THE BOARD OF DIRECTORS OF REGISTRANT
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(3)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

   4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

   1) Amount previously paid:

   2) Form, Schedule or registration statement no.:

   3) Filing party:

   4) Date filed:

--------------------------------------------------------------------------------

[Hyperion Software Logo]

                                            October 8, 1996

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Hyperion Software Corporation to be held at 9:00 A.M., Wednesday, November 13, 1996 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting. Whether or not you plan to attend this meeting in person, we urge you to sign and return the enclosed proxy so that your shares will be represented and voted at the meeting. If you so desire, you can withdraw your proxy and vote in person at the Annual Meeting.

                                            Cordially,

                                            /s/ James A. Perakis
                                            -----------------------------
                                            James A. Perakis
                                            Chairman and CEO

                         HYPERION SOFTWARE CORPORATION
                              900 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06902

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF HYPERION SOFTWARE CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hyperion Software Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, November 13, 1996 at 9:00 A.M., at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, for the following purposes:

     1. To elect two members to the Board of Directors to serve for a three-year term as Class II Directors.

     2. To ratify the selection of the firm of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1997.

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on September 30, 1996, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                            By Order of the Board of Directors,

                                            /s/ Craig M. Schiff
                                            -----------------------------
                                            Craig M. Schiff
                                            Corporate Secretary

Stamford, Connecticut
October 8, 1996
                            ------------------------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                         HYPERION SOFTWARE CORPORATION
                              900 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06902

                                PROXY STATEMENT
                                OCTOBER 8, 1996

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hyperion Software Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at 9:00 A.M., Wednesday, November 13, 1996 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and any adjournments thereof (the "Meeting").

     Only stockholders of record at the close of business on September 30, 1996 will be entitled to notice of and to vote at the Meeting. As of that date, 17,093,860 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Stockholders are entitled to cast one vote for each share of Common Stock held of record at the close of business on September 30, 1996 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Corporate Secretary, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

     At the Meeting, proposals to elect Messrs. Arese Lucini and Papone as Class II Directors and to ratify the selection of the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1997 will be subject to a vote of stockholders. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR the proposal if no specification is indicated. The persons named as attorneys in the proxies are directors and/or officers of the Company.

     The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

     An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended June 30, 1996, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of proxy were first sent or given to stockholders on or about the date hereof.

     All share and per share information in this Proxy Statement has been adjusted as of each date given to reflect a two-for-one stock split effected in the form of a stock dividend in December 1995.

PRINCIPAL HOLDERS OF VOTING SECURITIES
--------------------------------------------------------------------------------

The following table sets forth, as of September 10, 1996, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5 percent of the shares of Common Stock of the Company outstanding at such date; (ii) by each director of the Company; (iii) by each Named Officer of the Company (as defined below under the caption "COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS -- Executive Compensation Summary"); and (iv) by all current executive officers and directors of the Company as a group.

                                                                      AMOUNT AND
                                                                       NATURE OF     PERCENT
NAME AND ADDRESS                                                      OWNERSHIP(1)  OF CLASS
----------------                                                      ------------  --------
James A. Perakis(2).................................................     991,376       5.6%
  c/o Hyperion Software Corporation
  900 Long Ridge Road
  Stamford, CT 06902
Crown-Glynn Affiliated Entities(3)..................................     898,720       5.3%
  c/o Crown Advisors Ltd.
  67 East Park Place
  Morristown, NJ 07960
Marco Arese Lucini(4)...............................................     171,450       1.0%
Gary G. Greenfield(5)...............................................      11,334       *
Harry S. Gruner(6)..................................................      38,666       *
William W. Helman IV(7).............................................      28,666       *
Aldo Papone(8)......................................................      25,333       *
Robert W. Thomson(9)................................................      18,000       *
Peter F. DiGiammarino(10)...........................................      25,000       *
Craig M. Schiff(11).................................................     225,500       1.3%
David M. Sample(12).................................................     184,863       1.1%
Lucy Rae Ricciardi(13)..............................................     167,344       *
Terence W. Rogers...................................................      --          --
All current executive officers and directors as a group (11 persons)   1,887,532      10.3%
  (14)..............................................................

---------------

   * less than 1%.

 (1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

 (2) Includes options to purchase 600,000 shares of Common Stock.

 (3) Based upon an amended Schedule 13G filing dated February 15, 1996 and information provided by Crown-Glynn Associates. Such amount represents shares owned by a group of 13 entities and 7 individuals affiliated with Crown-Glynn Associates, (collectively, the "Crown-Glynn Affiliated Entities") none of which individually directly owns 5% or more of the outstanding Common Stock of the Company.

 (4) Includes options to purchase 8,000 shares of Common Stock.

 (5) Consists of options to purchase Common Stock.

 (6) Includes options to purchase 20,666 shares of Common Stock.

 (7) Includes options to purchase 20,666 shares of Common Stock.

 (8) Includes options to purchase 21,333 shares of Common Stock.

 (9) Includes options to purchase 14,000 shares of Common Stock.

(10) Consists of options to purchase Common Stock.

(11) Includes options to purchase 169,500 shares of Common Stock.

(12) Includes options to purchase 168,000 shares of Common Stock.

(13) Includes options to purchase 150,000 shares of Common Stock.

(14) Includes options to purchase 1,208,499 shares of Common Stock.

ELECTION OF DIRECTORS
--------------------------------------------------------------------------------
Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Board of Directors is divided into three classes -- Class I, II and III Directors. Each director is elected for a three year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

     The nominees for Class II Directors, Messrs. Arese Lucini and Papone, are presently serving as directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted (unless one or both nominees are unable or unwilling to serve) FOR the election of the nominees for Class II Directors named below. The Board of Directors knows of no reason why such nominees would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

     The information below sets forth the current members of the Board of Directors, including the nominees for Class II Directors:

NOMINEES TO SERVE AS DIRECTORS FOR A TERM EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS (CLASS II DIRECTORS):

     Marco Arese Lucini

          Mr. Arese Lucini, age 46, served as Vice President -- International from June 1988 to December 1992 and has served as a director of the Company since August 1985; he is a member of the Audit Committee. From 1979 to June 1988, Mr. Arese Lucini served as Managing Director of Fienco S.p.A., a software company based in Milan, Italy.

     Aldo Papone

          Mr. Papone, age 64, has served as a director of the Company since April 1994; he is a member of the Compensation and Stock Option Committees. He has been a Senior Advisor to the American Express Company since 1991. During 1989 and 1990, he was Chairman and Chief Executive Officer of the American Express Travel Related Services Company. Mr. Papone is currently a director of the American Express Company, Springs Industries, Inc. and The Body Shop International plc.

     Note: Mr. Helman, a Class II director on the date hereof, has decided not to stand for reelection to the Board of Directors at the expiration of his Class II director term.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 1998
ANNUAL MEETING OF STOCKHOLDERS (CLASS III DIRECTORS):

     Harry S. Gruner

          Mr. Gruner, age 37, has served as a director of the Company since October 1989; he is a member of the Compensation and Stock Option Committees. He has been a general partner of JMI Equity Fund, L.P., a private equity investment partnership, since November 1992. From August 1986 to October 1992, Mr. Gruner was a principal of Alex. Brown & Sons Incorporated, which firm served as the lead manager of the Company's initial public offering in October 1991. Mr. Gruner is also a director of Brock International, Inc., a developer, marketer and supporter of software systems; Jackson Hewitt, Inc., an income tax processing company; the META Group, Inc., a syndicated information technology research company; Optika Imaging Systems, Inc., a developer and marketer of imaging software; and several privately held companies.

     Robert W. Thomson

          Mr. Thomson, age 46, has served as a director of the Company since 1981. Mr. Thomson is the founder of the Company. He served as its Chief Executive Officer until September 1985 and as President until December 1987. He has also served as a software consultant for International Interactive Media, Ltd. ("IIM") since 1987. Mr. Thomson is the sole stockholder of IIM. Since January 1988, Mr. Thomson has provided consulting services to the Company pursuant to an agreement between the Company and IIM.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 1997
ANNUAL MEETING OF STOCKHOLDERS (CLASS I DIRECTORS):

     James A. Perakis

          Mr. Perakis, age 52, has served as Chief Executive Officer and as a director of the Company since September 1985 and as President of the Company from December 1987 to May 1996. Mr. Perakis is also Chairman of the Board of Directors and a member of the Compensation Committee. From 1983 to September 1985, Mr. Perakis served as Senior Vice President and General Manager of Chase Decision Systems, a division of Interactive Data Corporation, a developer and marketer of mainframe software for planning and financial applications. From 1979 to 1983, Mr. Perakis was Chief Financial Officer of Interactive Data Corporation, a supplier of data and software to financial and corporate markets. Mr. Perakis is also a director of MapInfo Corporation, a publicly held company which develops, markets and supports desktop mapping software, mapping application development tools and geographic and demographic information products.

     Peter F. DiGiammarino

          Mr. DiGiammarino, age 43, was appointed President and Chief Operating Officer, as well as a member of the Board of Directors in May 1996. Prior to joining the Company, Mr. DiGiammarino was Vice President and Business Area Manager at American Management Systems, Inc. ("AMS"), a consulting and systems development firm. Mr. DiGiammarino also served as a member of AMS's operating group. Mr. DiGiammarino joined AMS in 1977.

     Gary G. Greenfield

          Mr. Greenfield, age 41, was elected to the Board in June 1992; he is a member of the Audit Committee. He currently serves as President, Chief Operating Officer and a director of INTERSOLV Inc., a publicly held company which is a leading provider of software development solutions for client/server and object-oriented development, software configuration management and data warehousing. Mr. Greenfield joined Sage Software (which merged with INDEX Technology in 1991 to form INTERSOLV Inc.) in 1987 as Vice President of Marketing. Prior to that he served as President of Frey Associates Inc., a provider of artificial intelligence software and services.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors of the Company met five times during the fiscal year ended June 30, 1996. The Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Stock Option Committee. In September 1996, Mr. Papone was appointed a member of the Compensation and Stock Option Committees. The Audit Committee, which oversees the accounting and financial functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors, met twice during fiscal year 1996. Messrs. Arese Lucini and Greenfield are the members of the Audit Committee. The Compensation Committee of the Company, which establishes and administers the Company's executive compensation programs, met twice during fiscal year 1996. Messrs. Perakis, Gruner, Helman and Papone are the current members of the Compensation Committee. The Stock Option Committee, which administers the Company's 1991 Stock Plan and 1991 Employee Stock Purchase Plan, met four times during fiscal year 1996. Messrs. Gruner, Helman and Papone are the current members of the Stock Option Committee. The Company does not have a standing Nominating Committee. Each of the directors attended at least 75 percent of the aggregate of all meetings of the Board of Directors and of all committees on which he serves.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Perakis, a member of the Compensation Committee, is also the Chief Executive Officer of the Company.

COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------


EXECUTIVE COMPENSATION SUMMARY

The following table sets forth information concerning the compensation for services in all capacities to the Company, for the fiscal years ended June 30, 1996, 1995 and 1994, of those persons who were at June 30, 1996 (i) the Chief
Executive Officer; (ii) each of the four most highly compensated executive officers of the Company who earned more than $100,000 in salary and bonus in fiscal year 1996; and (iii) an additional individual who would have been one of the four most highly compensated executive officers of the Company but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal year 1996 (with the Chief Executive Officer, collectively, the "Named Officers"):

                                                                                   LONG-TERM
                                                                                COMPENSATION(2)
                                                   ANNUAL COMPENSATION(1)       ---------------
                                                  -------------------------        OPTIONS/
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)     BONUS($)(3)        AWARDS(#)
---------------------------              -----    ---------     -----------     ---------------
James A. Perakis                         1996     $270,000        $100,000               --(4)
  Chairman and Chief Executive Officer   1995      257,000         103,000               --
                                         1994      234,000          95,000          200,000

Peter F. DiGiammarino                    1996     $ 15,000        $250,000          325,000
  President and Chief Operating Officer  1995           --              --               --
                                         1994           --              --               --

David M. Sample                          1996     $200,000        $ 90,000           20,000
  Senior Vice President                  1995      175,000         166,000           20,000
                                         1994      160,000         240,000           40,000

Lucy Rae Ricciardi                       1996     $165,000        $ 55,000           20,000
  Senior Vice President                  1995      142,000          49,000               --
  and Chief Financial Officer            1994      125,000          46,000           30,000

Craig M. Schiff                          1996     $154,000        $ 40,000           20,000
  Senior Vice President                  1995      144,000          48,000               --
  and Corporate Secretary                1994      136,000          40,000           30,000

Terence W. Rogers                        1996     $240,000              --           25,000
  Former Executive Vice President (5)    1995      226,000        $ 86,000               --
                                         1994      188,000          71,000               --

---------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during fiscal 1996.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) On September 19, 1996, the Stock Option Committee granted 150,000 stock option shares to Mr. Perakis, priced at the then fair market value and which vest over a three year period.

(5) Mr. Rogers resigned as Executive Vice President on March 8, 1996 and terminated employment with the Company on June 30, 1996.


EMPLOYMENT AGREEMENTS

In May 1996, the Company entered into an employment agreement with Peter F. DiGiammarino for the three-year period ending July 15, 1999. The agreement will renew automatically for additional one-year terms thereafter unless terminated by either party upon advance notice. Pursuant to the agreement, Mr. DiGiammarino serves as the President and Chief Operating Officer of the Company and will receive an initial annual base salary of $250,000, subject to annual increases made in the discretion of the Board of Directors. The Company has agreed to pay up to $150,000 for expenses incurred in connection with Mr. DiGiammarino's relocation. In addition to his base salary and certain fringe benefits, Mr. DiGiammarino is eligible to receive an incentive bonus at the end of each fiscal year during the term of the agreement. The bonus shall be based upon several factors, including the achievement of certain agreed upon targets relating to Mr. DiGiammarino's individual performance and the Company's general performance. This annual bonus is guaranteed to be 50 percent of Mr. DiGiammarino's base salary for his initial year of employment, with up to an additional 50 percent of base salary available to be awarded at the discretion of the Board and based upon the extent to which performance targets are exceeded.

     Pursuant to Mr. DiGiammarino's agreement, he has been paid a one-time advance of $250,000, one twenty-fourth of which will be forgiven by the Company with each month of his continued employment. If Mr. DiGiammarino's employment is terminated by the Company, then the full amount of the advance is forgiven, except under certain circumstances. Under the agreement, Mr. DiGiammarino also was granted a fully vested option to purchase 25,000 shares of Common Stock of the Company priced at $13.75 per share, the fair market value share price at the hire date. In addition, Mr. DiGiammarino was granted an option to purchase 300,000 shares of Common Stock of the Company priced at $13.75 per share, such shares to vest over four years.

     Additionally, under certain involuntary employment termination events, or under certain voluntary employment termination events following a change in control of the Company, Mr. DiGiammarino shall have the right to receive, as severance pay, (i) one year's base salary; and (ii) the pro rata portion of any performance bonus earned. Upon such termination, all options granted to Mr. DiGiammarino which then are due to vest within fourteen months shall become immediately vested.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during the fiscal year ended June 30, 1996 to the Named Officers as reflected in the Executive Compensation Summary table above:

                                                 INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                              -------------------------------------------------------          VALUE AT
                                              PERCENT OF                                 ASSUMED ANNUAL RATES
                                                 TOTAL                                      OF STOCK PRICE
                                             OPTIONS/SARS                                  APPRECIATION FOR
                                              GRANTED TO    EXERCISE OR                     OPTION TERM(1)
                              OPTIONS/SARS   EMPLOYEES IN    BASE PRICE   EXPIRATION   ------------------------
            NAME               GRANTED(#)     FISCAL YEAR    ($/SHARE)       DATE        5%($)         10%($)
            ----             -------------  -------------  ------------  -----------  ----------    ----------
James A. Perakis (2).........       --            --             --            --          --            --
Peter F. DiGiammarino (3)....    300,000         25.47%        $13.75        5/29/06   $2,594,190    $6,574,188
Peter F. DiGiammarino (4)....     25,000          2.12%        $13.75        5/29/06   $  216,183    $  547,849
Lucy Rae Ricciardi (3).......     20,000          1.70%        $23.75       10/31/05   $  327,393    $  802,678
David M. Sample (3)..........     20,000          1.70%        $23.75       10/31/05   $  327,393    $  802,678
Craig M. Schiff (3)..........     18,000          1.53%        $23.75       10/31/05   $  294,654    $  722,410
Terence W. Rogers (3)........     25,000          2.12%        $23.75       10/31/05   $  409,242    $1,003,347

---------------

(1) Amounts reported in this column represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These amounts are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(2) On September 19, 1996, the Stock Option Committee granted 150,000 stock option shares to Mr. Perakis, priced at the then fair market value and which vest over a three year period.

(3) These options have terms of ten years from the date of grant and become exercisable as to 25 percent of the shares covered thereby on each anniversary of the date of grant until such options are fully exercisable. These options do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

(4) These options have terms of ten years from the date of the grant and are fully vested on the grant date. These options do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Shown below is further information with respect to options to purchase the Company's Common Stock granted to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in 1996; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at June 30, 1996; and (iv) the value of such unexercised options at June 30, 1996:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES OF UNEXERCISED OPTIONS
                                                             NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                                              AT JUNE 30, 1996(#)          AT JUNE 30, 1996($)(2)
                       SHARES ACQUIRED        VALUE       ----------------------------  ----------------------------
         NAME           ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----          ----------------  ---------------  ------------  --------------  ------------  --------------
James A. Perakis......      300,000(3)      $6,631,400(3)    533,332         66,668      $4,681,552      $208,671
Peter F. DiGiammarino..        --               --            25,000        300,000          --            --
Craig M. Schiff.......       40,000         $  901,900       165,000         33,000      $1,256,400      $ 20,700
Lucy Rae Ricciardi....       20,000         $  461,900       145,000         35,000      $1,040,100      $ 20,700
David M. Sample.......       14,000         $  316,750       155,500         57,500      $1,051,965      $ 55,725
Terence W. Rogers.....       50,000         $  625,280        25,000          --         $   84,500        --

---------------

(1) Amounts disclosed in this column may not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at fiscal year-end 1996 ($12.38 per share) multiplied by the number of shares underlying the option.

(3) Of the 300,000 shares acquired by Mr. Perakis, 100,000 shares were subsequently sold for a gain of $2,190,560. Mr. Perakis continues to hold the remaining 200,000 shares as part of his 5.6% beneficial ownership of the Company (see "Principal Holders of Voting Securities" on page 2).


REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION
AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

To Our Stockholders:

The Compensation and Stock Option Committees of the Board of Directors (together, the "Committee") with the exception of Mr. Perakis, who is a member of the Compensation Committee, are comprised of directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation programs. The Committee, excluding Mr. Perakis, develops annual and long-term objectives for Mr. Perakis and establishes his compensation.

     The philosophy underlying the development and administration of the Company's executive compensation policies is the alignment of the interests of executive management with those of the stockholders. Key elements of this philosophy are:

     - Providing the executive with a base salary that is competitive with executive base salaries for comparable companies in its industry and geographical area. This enables the Company to attract and retain highly qualified executive officers.

     - Establishing a discretionary incentive compensation program that delivers bonus pay commensurate with (i) the Company's performance, as measured by operating, financial and strategic objectives; and (ii) the executive's performance, as measured against organizational and management objectives and the degree to which teamwork and Company values are fostered.

     - Providing significant equity-based incentives for executives, in the form of stock options, to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities from an ownership standpoint.

     Base salaries of the six highest paid executives are listed on the Executive Compensation Summary table found on page 7. Executive base salaries were established in employment agreements between the Company and the executive officer. On an annual basis, the Committee reviews these salaries and, while it is not required to, it may in its discretion increase the base salaries. Increases typically have been based on merit, and have also been made when necessary so that base salaries remain competitive when compared to other software companies of comparable size and relative geographical location. (In the performance graph that follows this report, the Company's performance is compared to that of companies classified under SIC Code 7372 -- prepackaged software companies.) The amount of increases in base salaries also depends upon the Committee's subjective judgment as to the executive's contribution to Company performance, both in terms of performance against goals and changes in job content and responsibilities. The Committee, from time to time, has used outside compensation consultants regarding salary increases.

     The incentive compensation program is a vehicle by which executives can earn additional compensation, depending upon Company and individual performance relative to specified annual objectives. Each year the CEO establishes, with the approval of the Committee, a list of objectives for each department and for the Company as a whole. The departmental objectives generally represent specific tasks and qualitative objectives, such as the implementation of specified programs, the timing and caliber of deliverables, or the strengthening of specified aspects of department performance, rather than quantitative targets. At the end of the year, a bonus may be paid to each executive officer depending upon the relative success of their department in achieving its goals for that year, and, more importantly, on Company-wide growth in revenues and net income. The Board of Directors believes such growth is critical to the Company's fundamental goal of building stockholder value. The amount of the bonus is not determined pursuant to any formula, but rather is established subjectively by the Committee in its discretion.

     The purpose of stock option grants is to align executives' interests with stockholder goals -- to provide additional incentives to executive officers and other key employees to work, not just for the near term but as well for the long term, to maximize stockholder value. Accordingly, executives are considered each year for stock option grants, and it is the Company's policy to weight total compensation heavily toward equity compensation through stock options. Options are generally granted at fair market value and, with respect to options granted since the Company's initial public offering, become exercisable ratably over 3 to 4 year periods. The actual number of stock options granted to executives is not determined pursuant to any formula, but rather they are awarded subjectively by the Committee in its discretion.

COMPANY PERFORMANCE AND CEO COMPENSATION

     Mr. Perakis' base compensation was established pursuant to the terms of an employment agreement which provides for annual increases in base salary, at the discretion of the Committee, not to exceed 10 percent in any year. In 1995, the Committee (without the participation of Mr. Perakis) increased Mr. Perakis' base salary by approximately 10 percent, and in 1996 increased it by an additional 5 percent, pursuant to his current employment agreement. Mr. Perakis' employment agreement also provides for the payment of an annual performance bonus, and stipulates that, prior to September 30 of each year, Mr. Perakis must submit to the independent members of the Committee for their approval a formula on which Mr. Perakis' bonus, if any, for such fiscal year will be based. In approving any formula, the Committee (without the participation of Mr. Perakis) must take into account the Company's progress in meeting its business plan, including profitability and revenue growth projections as well as the compensation packages of chief executive officers of comparable companies of similar size in the software industry. Mr. Perakis was awarded a bonus of 37 percent of his base salary (three quarters of his targeted bonus rate) for fiscal 1996, because the Committee concluded that the Company achieved 75 percent of the goals relating to the Company's business plan for 1996, including operating, financial and strategic objectives.

     Over the past five years the Company has realized significant year-to-year growth in revenues and solid earnings. As a result of the Company's performance and his individual contribution, Mr. Perakis was granted, at fair market value, the stock options reflected in the Executive Compensation Summary table on page
7. The grant of options was not subject to a discrete weighting of specific criteria.

MEMBERS OF THE COMMITTEE:

     HARRY S. GRUNER (Compensation and Stock Option Committees)

     WILLIAM W. HELMAN IV (Compensation and Stock Option Committees)

     ALDO PAPONE (Compensation and Stock Option Committees)

     JAMES A. PERAKIS (Compensation Committee Only)

DIRECTOR COMPENSATION

     Each non-employee director (which excludes any director who personally receives more than $100,000 annually, or who controls any entity which receives more than $100,000 annually, for providing goods or services to the Company under a separate agreement or retainer) is paid $10,000 per year and is also being paid $1,250 for each meeting of the Board of Directors attended. In addition, each member of the Board of Directors is reimbursed for expenses incurred in connection with each Board or Committee meeting attended. Non-employee Directors also receive stock options under the Company's 1991 Non-Employee Director Stock Plan (the "Director Plan"). See "COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS -- Non-Employee Director Stock Options" for a discussion of the Director Plan.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

Each non-employee director of the Company is eligible to participate in the Company's 1991 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of options for a maximum of 200,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. Each non-employee director automatically receives a fully vested option for 4,000 shares on his or her first anniversary date as a director of the Company and a fully vested option for 4,000 shares on each successive anniversary of such date. Additionally, once a non-employee director has served as a director for a period of two years, he or she shall receive a one-time grant of options to purchase 10,000 shares of Common Stock, subject to a three-year, pro rata vesting schedule; provided that this provision shall not apply to directors who: (a) once served as an officer of the Company;
(b) directly or indirectly beneficially own, or have or share voting or investment power over, greater than one percent of the outstanding voting stock of the Company; or (c) received, upon election to the Board of Directors of the Company after November 1, 1991, a special one-time stock option grant.

     The exercise price per share of options granted under the Director Plan is 100 percent of the fair market value of the Company's Common Stock on the date the option is granted. Options expire on the tenth anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on October 25, 1991 through June 30, 1996, with the cumulative total return on the S&P 500 Index and the Company's Peer Group. The comparison assumes $100 was invested on October 25, 1991 in the Company's Common Stock at the initial offering price, in the S&P 500 Index and with the Company's Peer Group, and assumes reinvestment of dividends, if any.

                            COMPARISON OF FIVE YEAR*
                           CUMULATIVE TOTAL RETURN**
               AMONG HYPERION SOFTWARE CORPORATION ("HYPERION"),
                 S&P 500 INDEX AND THE COMPANY'S PEER GROUP***

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          HYPERION         S&P 500       PEER GROUP
    ---------------------          --------         -------       ----------
1991                                100.00          100.00          100.00
1992                                134.00          108.00           96.00
1993                                156.00          123.00          151.00
1994                                172.00          125.00          146.00
1995                                362.00          157.00          238.00
1996                                198.00          198.00          297.00

---------------

  * Prior to October 25, 1991, the Company's Common Stock was neither publicly-traded nor registered under Section 12 of the Securities Exchange Act of 1934. Comparative data is provided only for the period since that date.

 ** Cumulative Total Return assumes reinvestment of dividends.

*** Peer Group is based on SIC Code 7372 -- prepackaged software companies.

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, however, the Company is not responsible for any errors or omissions in such information.


CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

The Company paid consulting fees of approximately $286,400 in fiscal 1996 to IIM pursuant to a consulting agreement that expires on December 31, 1997. Robert W. Thomson, a director of the Company, is the sole stockholder of IIM. The consulting agreement provides that Mr. Thomson will carry out IIM's duties under the agreement. Such duties include advisory functions related to development of enhancements to existing software products of the Company. Under the agreement, Mr. Thomson is required to devote up to 35 hours per week for no more than 46 weeks per year to the performance of IIM's duties.

     The Company has adopted a policy whereby all transactions between the Company and its principal officers, directors and affiliates must be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities (collectively "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq National Market. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1996 all Reporting Persons complied with all Section 16(a) filing requirements.

RATIFICATION OF SELECTION OF AUDITORS
--------------------------------------------------------------------------------

The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the fiscal year ending June 30, 1997. Ernst & Young LLP has served as the Company's independent auditors since fiscal year 1985. It is expected that a member of the firm will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

VOTE REQUIRED
--------------------------------------------------------------------------------

Only stockholders of record as of September 30, 1996 will be entitled to vote at the Meeting and any adjournments thereof. As of that date 17,093,860 shares of Common Stock of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Corporate Secretary at anytime before it is exercised, or by voting in person at the Meeting.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as a director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

     Voting at the Meeting shall be conducted as follows. In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented at the Meeting and voting on each such matter is required for approval. Abstentions and broker "non-votes" are not counted in determining whether a majority vote is obtained on any proposal voted on at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

     The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted as stated above under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, all as further described above. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than June 17, 1997. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

EXPENSES AND SOLICITATION
--------------------------------------------------------------------------------

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Meeting. If the Company retains a proxy solicitation firm, it will pay such firm customary fees, expected to be approximately $15,000, plus expenses.

                         HYPERION SOFTWARE CORPORATION

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 13, 1996
                            SOLICITED BY MANAGEMENT

The undersigned hereby appoints James A. Perakis, Craig M. Schiff and Lucy Rae Ricciardi, and each of them singly, with full power of substitution, as proxies to vote all shares of stock of Hyperion Software Corporation (the "Company") of which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, November 13, 1996 at 9:00 A.M., at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Greenwich, Connecticut, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting dated October 8, 1996, a copy of which had been received by the undersigned.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


                    FOR           WITHHELD
1. Election of      / /             / /       NOMINEES: Marco Arese Lucini
   Directors                                            Aldo Papone

(Instruction: To vote against one of these    as Class II Directors to serve a
nominees, check "For" and write the name      three-year term.
of the nominees being voted against on the space provided below)

__________________________________________


                                                  FOR     AGAINST  ABSTAIN
2. To ratify the selection of the firm of Ernst   / /       / /      / /
   & Young LLP as the independent auditors
   of the Company for the fiscal year ending
   June 30, 1997.


                                                  FOR     AGAINST  ABSTAIN
3. To transact such other business as may         / /       / /      / /
   properly come before the Annual Meeting
   and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS IN ITEMS 2 AND 3.


SIGNATURE(S):_________________________________________________DATE____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.